EXHIBIT 10.59
AMENDMENT NO. 6 TO THE
APPLIED MATERIALS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
     APPLIED MATERIALS, INC., having adopted the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Plan”) effective as of January 1, 1993, and having amended and/or restated the Plan on several occasions, hereby again amends the Plan, as follows:
     1. Section 7.2 is amended in its entirety to read as follows:
     “7.2 Committee. The Plan shall be administered on behalf of the Company by a Committee consisting of employees of the Company who hold the following titles or positions (“Specified Positions”): (a) Vice President, Global Rewards (the “VP, Global Rewards”); (b) Corporate Controller; (c) Corporate Treasurer; (d) Managing Director, Treasury; and (e) Director, Global Benefits. However, if any member of the Committee who holds a Specified Position (the “Prior Position”) is promoted such that he or she holds a higher title or position within his or her same department or unit (the “Successor Position”), the Successor Position will replace the Prior Position as a Specified Position under the Plan, except as otherwise may be determined by the VP, Global Rewards. The VP, Global Rewards also may appoint to Committee membership one additional employee of the Company. Any appointed member of the Committee may be removed by the VP, Global Rewards at any time. Notwithstanding the foregoing, no member of the Committee may be an individual who reports directly to the Chief Executive Officer of the Company.”
     2. This Amendment No. 6 to the Plan shall be effective as of December 7, 2007.
     IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Amendment No. 6 to the Plan on the date specified below.

APPLIED MATERIALS, INC.
By	/s/ Ron Miller
Title: Corporate Vice President, Global Rewards

Date: December 19, 2008